EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Labor Ready Purchases Spartan Staffing

TACOMA, WA, April 5, 2004—Labor Ready, Inc. (NYSE: LRW) has completed the purchase of the assets of Spartan Staffing, Inc., a privately owned temporary staffing company with approximately $50 million in annual revenue, for $9.5 million in cash.

Labor Ready estimates the purchase will add approximately $40 million in revenue and be accretive to consolidated net income per share for fiscal year 2004.

Founded in 1986, Spartan Staffing, Inc. has a total of 25 branch offices in Florida, North Carolina, South Carolina, and Texas. Sixteen of these offices operate under the name “Workforce” and have a business model similar to Labor Ready’s. The other nine offices operate under the name “Spartan Staffing” and focus on longer term, light industrial staffing for small and mid-sized businesses.

“The Workforce operations will add to our market share and strengthen our ability to serve our existing customers,” said Labor Ready President and CEO Joe Sambataro, “while the Spartan Staffing division gives us an additional opportunity to expand our service offerings to small and medium-sized businesses in the industries Labor Ready already serves.”

Sambataro added, “Spartan Staffing and Workforce have great management and operations teams. This is a well-run, reputable company with a solid history. We welcome the new employees and customers to Labor Ready and look forward to working together to provide the flexible work force businesses need in this expanding economy.”

The Company also announced it will release first quarter 2004 earnings results after the market closes on April 21, 2004 and will host a conference call at 8:00 a.m. (PT) on Thursday, April 22, 2004. The call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; and 9) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed March 2, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets. Labor Ready serves approximately 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, the Company puts nearly 600,000 people to work. Labor Ready operates more than 800 locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Stacey Burke

Director of Public Relations

Labor Ready, Inc.

(253) 680-8291